EXHIBIT (1)(c)

RESOLUTION OF BOARD OF DIRECTORS OF TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK APPROVING PLAN OF MERGER WITH TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

CERTIFICATION

I, Barbara L. Secor, being a duly constituted Assistant Secretary of Transamerica Advisors Life Insurance Company of New York (“TALICNY”), a corporation duly organized and existing under the laws of New York hereby certify that the following is a true and correct copy of resolutions adopted by the Board of Directors of TALICNY by Unanimous Written Consent dated May 23, 2014, and that said resolutions are still in full force and effect:

RESOLVED, that the Directors of Transamerica Advisors Life Insurance Company of New York (“TALICNY”) hereby approve the terms and form of the Agreement and Plan of Merger by and between TALICNY and Transamerica Financial Life Insurance Company (“TFLIC”), a copy of which is attached hereto, wherein TFLIC will be the surviving corporation, and that the effective date of the merger will be July 1, 2014, or such other date, subject to the appropriate regulatory approvals, including the approval of the New York Insurance Division; and

FURTHER RESOLVED, that the Agreement and Plan of Merger be submitted and recommended for approval to the Sole Shareholder of TALICNY; and

FURTHER RESOLVED, that the officers of TALICNY are hereby authorized and directed to take such action, execute and file those documents necessary to effectuate such merger; and

FURTHER RESOLVED, that the President or any Vice President and the Secretary or any Assistant Secretary of the Company be and they are hereby authorized to execute and file any such documents which are required to be filed with any state insurance department in connection with the merger; and

FURTHER RESOLVED, that, if with respect to any state insurance department or other governmental agency, a prescribed form of resolution or resolutions is required to be adopted by the Board of Directors, each such resolution shall be deemed to have been and hereby is adopted at this meeting; and the Secretary or an Assistant Secretary of the Company is hereby authorized to certify the adoption of all such resolutions as though such resolutions were now presented to and adopted at this meeting.

Dated this 13th day of June, 2014.

/s/ Barbara L. Secor
Barbara L. Secor

AGREEMENT AND PLAN OF MERGER

OF

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

INTO

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

This AGREEMENT AND PLAN OF MERGER (“the Agreement”), dated as of                         , 2014, is entered into by Transamerica Advisors Life Insurance Company of New York (“TALICNY”), a New York stock corporation, having its principal office at 440 Mamaroneck Avenue, Harrison, New York 10528, and Transamerica Financial Life Insurance Company (“TFLIC”), a New York stock corporation, having its principal office at 440 Mamaroneck Avenue, Harrison, New York 10528.

WITNESS

WHEREAS, the respective Boards of Directors of TALICNY and TFLIC have determined that it is advisable that TALICNY be merged with and into TFLIC on the terms and conditions set forth in this Agreement and in accordance with applicable provisions of the laws of the State of New York (“the Merger”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained in this Agreement, it is hereby agreed by the parties that TALICNY shall be merged into TFLIC pursuant to Article 71 of the New York Insurance Law (“the Insurance Law”), and in accordance with the following Plan of Merger:

ARTICLE I

NAMES OF CONSTITUENT COMPANIES

Section 1.1	The name of the company to be merged is Transamerica Advisors Life Insurance Company of New York (“TALICNY”), a New York stock life insurance company originally incorporated on November 28, 1973 as Agway Life Insurance Company, and its name thereafter changed to Royal Tandem Life Insurance Company in 1986, and then to ML Life Insurance Company of New York in 1991. The present name was adopted July 1, 2010.

Section 1.2	The name of the company into which TALICNY will merge is Transamerica Financial Life Insurance Company (“TFLIC”), a New York stock life insurance company incorporated on October 3, 1947, which will be the surviving company in the merger. TFLIC was originally incorporated under the name of ZURICH Life Insurance Company, and its name was thereafter changed to Dreyfus Life Insurance Company in 1982, and then to AUSA Life Insurance Company, Inc., in 1993. The present name was adopted April 1, 2003. TALICNY and TFLIC are sometimes together referred to in this Agreement as the “Constituent Companies”.

ARTICLE II

SHARES OF CONSTITUENT COMPANIES

Section 2.1	TALICNY has 220,000 authorized shares of voting common stock at a par value of $10.00 each, all of which are issued and outstanding and wholly-owned by AEGON USA, LLC, TALICNY’s direct parent company.

Section 2.2	TFLIC has 24,000 authorized shares of voting common stock at a par value of $125.00 each, of which 14,391 shares are owned by AEGON USA, LLC and 2,075 are owned by Transamerica Life Insurance Company, and TFLIC has 66,000 shares of preferred stock at a par value of $10.00 per share, of which 38,609 shares are owned by AEGON USA, LLC and 5,566 shares are owned by Transamerica Life Insurance Company.

ARTICLE III

THE MERGER

Section 3.1	Upon the terms and subject to the conditions of this Agreement, on the Effective Date (as defined in Section 3.2) in accordance with the Insurance Law and the New York Business Corporation Law (“the Business Corporation Law”), TALICNY shall be merged into TFLIC and the separate existence of TALICNY shall cease. TFLIC shall be the surviving company in the Merger (“the Surviving Company”).

Section 3.2	The effective date of the Merger shall be as of 12:01 a.m. on July 1, 2014 (“the Effective Date”), provided a properly executed and certified copy of this Agreement, together with a Certificate of Adoption of each of TALICNY and TFLIC as prescribed by Section 7105 of the Insurance Law certifying that all shareholder action required by Section 7104 of the Insurance Law with respect to the Merger has been taken and a certificate as prescribed by Section 7110 of the Insurance Law of each of TALICY and TFLIC, shall have been filed with and approved by the Superintendent of Financial Services of the State of New York (“the Superintendent”), and a certified copy of this Agreement with the approval of the Superintendent endorsed thereon shall have been filed in the office of the clerk of the county in which the principal office of each Constituent Company is located as required by Section 7108 of the Insurance Law. Such filing with the Superintendent shall take place as soon as practicable after all actions required to be taken under this Agreement or pursuant to the Insurance Law or the Business Corporation Law prior to consummation of the Merger have been taken or completed, as appropriate.

ARTICLE IV

EFFECT OF THE MERGER

Section 4.1	The Merger shall have the effects set forth in Section 906 of the Business Corporation Law and Sections 7112, 7114, and 7115 of the Insurance Law. In accordance with Section 7109 of the Insurance Law, the Merger shall not enlarge the charter powers of the Surviving Company except in conformity with the provisions of the proposed charter as described in Section 5.1 below.

Section 4.2	The manner and basis of converting the shares of the Constituent Companies shall be as follows: In exchange for its agreement to merge TALICNY into TFLIC, AEGON USA, LLC shall receive a proportionate number of TFLIC shares equal in value to the fair market value of TALICNY relative to the fair market value of the combined TALICNY and TFLIC companies. TALICNY stock shall be deemed canceled by operation of law.

ARTICLE V

THE SURVIVING COMPANY

Section 5.1	The Charter of the surviving company shall be as attached hereto as Appendix A.

Section 5.2	The Bylaws of the surviving company shall be those of TFLIC.

Section 5.3	The directors and officers of TFLIC in office on the Effective Date of the Merger shall continue in office and shall constitute the directors and officers of the Surviving Company for the terms for which they have been elected and until their respective successors shall be elected.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1	If at any time the Surviving Company shall consider or be advised that any further assignments, assurances in law, or any other things are necessary or desirable to vest in the Surviving Company the title to any property or rights of TALICNY, the proper officers and directors of TALICNY as of the Effective Date of the Merger shall and will execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Company, and otherwise to carry out the purposes of this Agreement.

Section 6.2	The Surviving Company shall pay all expenses of the parties incurred in connection with the Merger.

Section 6.3	This Agreement may be abandoned any time prior to the Effective Date if the Boards of Directors of the Constituent Companies mutually agree to such abandonment. In the event of the abandonment of this Agreement by the Boards of Directors of the Constituent Companies, this Agreement shall terminate and have no effect. Each Constituent Company shall pay its own expenses incident to preparation for carrying out this Agreement, and there shall be no liability on the part of either TALICNY or TFLIC or their respective Boards of Directors or stockholders under this Agreement.

Section 6.4	Anything in this Agreement or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement may be amended, supplemented, or interpreted at any time by action taken by the respective Boards of Directors of the Constituent Companies, and, in the case of an interpretation, the actions of such Boards of Directors shall be binding.

Section 6.5	This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, this Agreement having been authorized, adopted and approved by resolutions duly adopted by the respective Boards of Directors of TALICNY and TFLIC and having been approved by resolutions duly and unanimously adopted by written consent of the shareholders of both Constituent Companies, each party has caused this Agreement to be executed on its behalf and its corporate seal to be affixed to this Agreement by its duly authorized officers, all as of the above date.

[SEAL]	TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By:
Thomas A. Swank, President

ACKNOWLEDGEMENT

State of Iowa

County of Linn

On this              day of                 , 2014, before me, the undersigned Notary Public, personally appeared Thomas A. Swank, President of Transamerica Advisors Life Insurance Company of New York (“TALICNY”), and, being duly sworn, affirmed that the seal affixed to the foregoing Agreement and Plan of Merger of Transamerica Advisors Life Insurance Company of New York and Transamerica Financial Life Insurance Company (“the Agreement”), is the seal of TALICNY, that Agreement was signed on behalf of TALICNY by authority of its Board of Directors, and acknowledged the execution of the Agreement to be the voluntary act and deed of TALICNY by him voluntarily executed.

Notary Public in and for the State of Iowa

[SEAL]	TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By:
Darin D. Smith, Secretary

ACKNOWLEDGEMENT

State of Iowa

County of Linn

On this              day of                 , 2014, before me, the undersigned Notary Public, personally appeared Darin D. Smith, Secretary of Transamerica Advisors Life Insurance Company of New York (“TALICNY”), and, being duly sworn, affirmed that the seal affixed to the foregoing Agreement and Plan of Merger of Transamerica Advisors Life Insurance Company of New York and Transamerica Financial Life Insurance Company (“the Agreement”), is the seal of TALICNY, that Agreement was signed on behalf of TALICNY by authority of its Board of Directors, and acknowledged the execution of the Agreement to be the voluntary act and deed of TALICNY by him voluntarily executed.

Notary Public in and for the State of Iowa

[SEAL]	TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:
Peter G. Kunkel, President

ACKNOWLEDGEMENT

State of New York

County of Westchester

On this              day of                 , 2014, before me, the undersigned Notary Public, personally appeared Peter G. Kunkel, President of Transamerica Financial Life Insurance Company (“TFLIC”), and, being duly sworn, affirmed that the seal affixed to the foregoing Agreement and Plan of Merger of Transamerica Advisors Life Insurance Company of New York and Transamerica Financial Life Insurance Company (“the Agreement”), is the seal of TFLIC, that Agreement was signed on behalf of TFLIC by authority of its Board of Directors, and acknowledged the execution of the Agreement to be the voluntary act and deed of TFLIC by him voluntarily executed.

Notary Public in and for the State of New York

[SEAL]	TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:
Craig D. Vermie, Secretary

ACKNOWLEDGEMENT

State of Iowa

County of Linn

On this              day of                 , 2014, before me, the undersigned Notary Public, personally appeared Craig D. Vermie, Secretary of Transamerica Financial Life Insurance Company (“TFLIC”), and, being duly sworn, affirmed that the seal affixed to the foregoing Agreement and Plan of Merger of Transamerica Advisors Life Insurance Company of New York and Transamerica Financial Life Insurance Company (“the Agreement”), is the seal of TFLIC, that Agreement was signed on behalf of TFLIC by authority of its Board of Directors, and acknowledged the execution of the Agreement to be the voluntary act and deed of TFLIC by him voluntarily executed.

Notary Public in and for the State of Iowa

Agreement and Plan of Merger

TALICNY and TFLIC

APPENDIX A

CHARTER

OF

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

ARTICLE 1

The name of this Company is Transamerica Financial Life Insurance Company.

ARTICLE 2

The principal office of the Company is to be located in the County of Westchester, State of New York, and it shall have power to conduct its business wherever authorized by law. The Company may establish other offices, agencies or branches outside the State of New York and in any part of the world.

ARTICLE 3

The Company is authorized to transact the kinds of insurance specified in paragraphs 1, 2 and 3 of Section 1113(a) of the Insurance Law, as follows:

(1) “Life Insurance,” means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured’s life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. “Life insurance” also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

(2) “Annuities,” means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

(3) “Accident and health insurance,” means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers’

compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

As well as to effect reinsurance of all risks taken by it and to assume reinsurance of similar risks taken by other insurers and reinsurers;

And to transact such other insurance or other business as a stock life insurance company now is or hereafter may be permitted to transact under the Insurance Law and for which the Company shall have the required capital and surplus.

ARTICLE 4

The corporate powers of the Company shall be exercised by a board of directors, and through such officers and agents as said board shall empower. The number of directors of the Company may be fixed from time to time by the directors in accordance with the bylaws, but at no time shall the number of directors be less than seven nor more than twenty-one. At all times a majority of the directors shall be citizens and residents of the United States, and not less than one of such directors shall be a resident of the State of New York. Each director shall be at least eighteen years of age. The directors shall not be required to own any shares of stock in the Company.

The directors shall be elected at the annual meeting of the stockholders. The directors shall hold office for one year and until their successors are elected, and any vacancy in the board of directors, due to death, resignation, removal or otherwise, shall be filled by a new incumbent elected for the balance of the unexpired term of the outgoing director by the remaining members of the board at any regular or special meeting, and any person so elected shall serve until his successor has been elected at the next annual meeting of the stockholders. If because of such vacancy or vacancies in the board of directors the number of directors shall be less than thirteen, the Company shall not for that reason be dissolved, but the vacancy or vacancies shall be filled as herein provided. The stockholders, by a majority vote at any meeting, may remove any director.

The officers of the Company shall be elected at a meeting of the directors held immediately after the annual meeting of stockholders. Any vacancy may be filled and additional officers may be elected or appointed at any meeting of the directors.

The board of directors shall have power to make such bylaws, not inconsistent with the Constitution or laws of the State of New York or of the United States or with this Charter, as may be necessary for the management of the Company’s property, the government of its officers, the regulation and conduct of its affairs and the transfer of its capital stock, and shall have power to alter, amend, suspend or add to the same.

No director shall be personally liable to the Company or any of its shareholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit (1) the liability of a director if a judgement or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or any violation of the Insurance Law or a knowing violation of any other law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; or (2) the liability of a director for any act or omission prior to the adoption of this amendment by the shareholders of the Company.

ARTICLE 5

There shall be an annual meeting of the stockholders of the Company on the fourth Tuesday in the month of March of each year. Should the day designated fall upon a legal holiday, then such annual meeting shall be held on the next full business day following. At such annual meeting there shall be elected a full board of directors. Each election of directors shall be by ballot, and a plurality of votes shall elect. At all stockholders’ meetings, each stockholder shall be entitled to one vote, either in person or by proxy, for each share of stock owned by him and standing in his name on the books of the Company not less than thirty (30) days immediately preceding such meeting.

ARTICLE 6

The fiscal year of the Company shall begin on the first day of January and shall terminate on the thirty-first day of December in each year.

ARTICLE 7

The authorized capital stock of the Company shall be Three Million Six Hundred Sixty Thousand Dollars ($3,660,000) represented by Twenty Four Thousand (24,000) shares of Common Stock of a Par Value of $125.00 each, and Sixty Six Thousand (66,000) shares of Preferred Stock of a Par Value of $10.00 each.

The Preferred Stock shall be designated 6% Non-Voting, Non-Cumulative Preferred Stock. The holders of the 6% Non-Voting, Non-Cumulative Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Company legally available therefore, non-cumulative dividends at the rate of 6% per annum of an amount equal to the sum of (1) the par value plus (2) any additional paid-in capital for such Preferred Stock thereof, payable annually in December of each year, and no more.

Each share of 6% Non-Voting, Non-Cumulative Preferred Stock shall have preference as to dividends and shall have preference upon dissolution or liquidation of the Company. The amount payable on each share of 6% Non-Voting, Non-Cumulative Preferred Stock in the event of voluntary or involuntary dissolution, liquidation, or winding up of the Company shall be (i) an amount equal to the par value, plus (ii) any additional paid-in capital for such Preferred Stock.

ARTICLE 8

The duration of the Company shall be perpetual.